                                                                      Exhibit 11

                         CASEY'S GENERAL STORES, INC.


                           ------------------------



                      Computation of Per Share Earnings


Primary earnings per share - The computation of primary earnings per share is not presented since such computation can be clearly determined from the material contained in the Financial Statements and notes thereto included in the Company's Annual Report to Shareholders for the fiscal year ended April 30, 1995.

Fully diluted earnings per share - The following sets forth the computation of per share earnings on a fully diluted basis:


                                          Year Ended April 30,
                                          --------------------

                                 1995            1994            1993
                                 ----            ----            ----
Net income                   $22,880,841      $16,564,097     $13,323,156

Interest savings net of
 income taxes on assumed
 conversion of convertible
 debentures                      ---            1,220,747       1,356,250
                             -----------      -----------     -----------

Earnings applicable to
 fully diluted shares        $22,880,841      $17,784,844     $14,679,406
                             -----------      -----------     -----------


Average common shares
 outstanding                  25,930,614       22,571,288      22,162,124
Average common equivalent
 shares applicable to
 stock options                   194,473          125,704          32,446
Average common shares
 issuable on assumed
 conversion of convertible
 debentures                      ---            3,320,836       3,684,210
                             -----------      -----------     -----------

                              26,125,087       26,017,828      25,878,780
                             -----------      -----------     -----------


Earnings per share-fully
 diluted basis (A)           $       .88      $       .68     $      . 57
                             -----------      -----------     -----------


(A)  Fully diluted earnings per share cannot exceed primary earnings per share.